Exhibit 99
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                                December 5, 2005


HAND DELIVERY AND
REGISTERED MAIL
RETURN RECEIPT REQUESTED
------------------------

Mr. Gregory L. Doody
Executive Vice President
General Counsel and Secretary
HEALTHSOUTH Corporation
One HEALTHSOUTH Parkway
Birmingham, Alabama 35243

Legal Services Department
HEALTHSOUTH Corporation
One HEALTHSOUTH Parkway
Birmingham, Alabama  35243


                  RE:  Resignation for Good Reason

Dear Sir/Madam:

         Pursuant to Section 6(a) of my Amended and Restated Employment Agreement, September 17, 2002 ("Agreement"), I hereby resign as a director and Chairman of the Board of HEALTHSOUTH Corporation for good reason. Said good reason includes, but is not limited to, actions by HEALTHSOUTH that have resulted in a diminution in my position, authority, duties and/or responsibilities as a director and Chairman of the Board. Specifically, HEALTHSOUTH has refused to provide me necessary notices of meetings of the Board or subcommittees thereof and necessary information of the Company's status and dealings. The Company has conducted the business of HEALTHSOUTH in closed meetings of the board, or subcommittees thereof, from which I, a director and chairman, was excluded or of which I was not apprised. Further, the Company has failed to respond to my inquires and demands for information regarding, or access to, the Company. As a result, the Company has actively impeded, or altogether forestalled, my ability as a director and chairman to supervise and control the strategic direction of the business and affairs of the Company and its direct and indirect subsidiaries. The Company has denied me all of the powers, authority, duties and responsibilities usually incident to the position of a director and the Chairman of the Board of the Company. The Company has further denied me access to the principal office of the Company which is the required place of the performance of my duties as a director and chairman.

         In addition, and not to the exclusion of other good reason for my resignation, HEALTHSOUTH has purported to terminate my employment in a manner that is not expressly permitted by the Agreement; has failed to compensate me as provided by the terms of the Agreement; and has failed to renominate me as a director to the board or to otherwise assert its best efforts to effectuate my nomination and reelection to the board by the stockholders.

         The foregoing acts and omissions constitute material failures by the Company to honor is obligations under the Agreement and constitute good reason for this resignation.

         Pursuant to Section 7(a) of the Agreement and the Executive Retirement Plan attached thereto and incorporated therein as Exhibit A, I give notice of my selection to receive all benefits due under said retirement plan in Lump Sum form. These retirement benefits are in additions to all other monies and benefits due under the Agreement's Section 7(a) and all Exhibits referenced therein. Said payments due should be sent to my attention at 2310 Marin Drive, Birmingham, Alabama 35243.

         This resignation shall be effective this, the 5th day of December, 2005.

                                            Sincerely,



                                            /s/ Richard M. Scrushy
                                            ----------------------
                                            Richard M. Scrushy
                                            Director and Chairman
                                            Board of Directors
                                            HEALTHSOUTH Corporation